Exhibit 10.69

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of October 4, 2007 (the “Commencement Date”), by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, a South Carolina domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company (“State Auto Mutual”), and Mark A. Blackburn (“Executive”). State Auto Financial, State Auto P&C, State Auto Mutual and each of their respective insurer subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”

Background Information

A.

State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record of all employees of State Auto. State Auto Financial is a majority owned subsidiary of State Auto Mutual. State Auto Mutual is the ultimate controlling person in the State Auto holding company system.

B.	As of the date of this Agreement, Executive serves as Executive Vice President and Chief Operating Officer of State Auto.

C.

Executive and State Auto Financial are parties to an Executive Agreement dated as of March 2, 2001 (the “Executive Agreement”), which, among other things, addresses Executive’s continued service to State Auto in the event of an actual or threatened change of control of State Auto Financial or State Auto Mutual.

D.

Prior to the date of this Agreement, Executive’s duties and responsibilities, compensation arrangements and other employment related matters were not reflected in a written employment agreement, other than those matters set forth in Executive Agreement.

E.	The parties to this Agreement desire to set forth Executive’s duties and responsibilities, compensation arrangements and other employment matters in this Agreement.

F.	Concurrently with the execution of this Agreement, Executive and State Auto Financial are entering into an Amended and Restated Executive Agreement (the “A&R Executive Agreement”).

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

Article I     A&R Executive Agreement.

The terms and conditions of the A&R Executive Agreement are incorporated into this Agreement by reference.

Article II     Employment.

State Auto hereby continues Executive’s employment, and Executive hereby accepts such continued employment by State Auto, upon the terms and subject to the conditions set forth in this Agreement. The terms and conditions of this Agreement, together with the terms and conditions of the A&R Executive Agreement, shall supercede and replace in their entirety the terms and conditions of any other employment arrangement, whether oral or written, between Executive and State Auto.

Article III    Duties; Term.

(A)	Duties.

Executive shall serve as Executive Vice President and Chief Operating Officer of State Auto Financial and State Auto Mutual. As such, Executive shall perform such duties as are customarily performed by an executive officer in such positions and such other duties as may be assigned to him from time to time by the chief executive officer of State Auto Financial and State Auto Mutual. Executive shall devote Executive’s full time and attention and best efforts to the performance of such duties.

Executive shall serve as an officer of any other State Auto subsidiary and/or affiliate company as requested by the appropriate board of directors.

Executive shall serve as a director of any State Auto company if and for so long as Executive shall be duly elected by the respective State Auto members or shareholders at any time or times during the Employment Term. In the event Executive’s employment is hereafter terminated, Executive agrees to tender his resignation as a director from all State Auto companies on or prior to the Employment Termination Date (as defined below).

(B)	Term.

The initial term of this Agreement shall be for a three-year period commencing on the Commencement Date and ending on the third anniversary thereof, both dates inclusive, unless such term is terminated at an earlier date pursuant to an event described in Article V of this Agreement (the “Employment Term”). The term of this Agreement shall be renewed at the end of any term hereof for additional one-year terms, in which case the Employment Term shall include such renewal term, unless one party notifies the other, in writing, of the intent not to renew at least 90 days prior to the end of the current Employment Term. It is understood and agreed that if Executive desires to renew the term of this Agreement at such time on terms substantially similar to those set forth herein, but State Auto does not, that shall constitute a termination without cause as defined in Article V(E), below. It is further understood and agreed that if State Auto desires to renew the term of this Agreement at such time on terms substantially similar to those set forth herein but Executive does not (including due to mandatory retirement at age 65, as permitted under regulations Section 1625.12 of the Age Discrimination in Employment Act of 1967, (“ADEA”)), that shall constitute a voluntary termination by Executive under Article V(C), below. It is further understood that in the event State Auto and Executive agree that Executive is to perform his duties for a period not to exceed 60 days following the Employment Termination Date, that shall not effect a waiver of any right Executive might have to severance benefits otherwise contemplated by the terms of this Agreement.

Article IV     Compensation.

State Auto agrees to pay to Executive, and Executive agrees to accept, the following amounts as compensation in full for Executive’s services in any capacity hereunder or in the performance of other like duties assigned to Executive by the chief executive officer of State Auto Financial or State Auto Mutual:

(A)	Base Compensation.

During the Employment Term, State Auto shall pay to Executive a base salary (the “Base Salary”) in the amount of $425,000 per year, payable in accordance with State Auto’s general policies and procedures for payment of compensation to its salaried personnel, plus such increases in annual base compensation that the chief executive officer of State Auto Financial may recommend to the Compensation Committee of the Board of Directors of State Auto Financial (the “STFC Compensation Committee”) for their approval and recommendation to the Board of Directors of State Auto Financial. The compensation of Executive shall be reviewed by the chief executive officer of State Auto Financial or the STFC Compensation Committee no less often than once each calendar year during the Employment Term and may be increased by the chief executive officer of State Auto Financial as he determines in the good faith exercise of his business judgment based on such factors as he deems appropriate. In no event shall the Base Salary be less than the Base Salary set forth above; provided, however, that a request by State Auto that Executive reduce or suspend any portion of his compensation, bonus or other payments will not constitute ground for a claim by Executive that he has suffered an involuntary Termination Without Cause (as defined below).

(B)	Participation in Short Term Incentive Compensation Plans.

Executive shall participate in the State Auto Financial Corporation Leadership Bonus Plan (the “LBP”), the State Auto Quality Performance Bonus Plan (the “QPB”), and any other short term incentive compensation plan of State Auto (collectively, the “Short Term Incentive Plans”) generally made available to executives of State Auto, so long as State Auto continues to offer that particular Short Term Incentive Plan to executives and on the terms and conditions as determined and approved by the STFC Compensation Committee. It is understood and agreed that any particular Short Term Incentive Plan may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(C)	Restricted Stock Award.

Concurrently with the execution of this Agreement, Executive shall receive an award of 25,000 common shares of State Auto Financial, all of which shares shall be subject to restrictions on transfer and risk of forfeiture until the third anniversary of the Commencement Date (the “restricted shares”). The award of the restricted shares shall be made pursuant to the terms of the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan, as amended from time to time, and the terms set forth in a separate Restricted Stock Agreement being concurrently executed by Executive and State Auto Financial.

(D)	Long Term Incentive Compensation Plan.

Executive shall participate in the State Auto Financial Corporation Long Term Incentive Plan and any other long term cash incentive compensation plan of State Auto (collectively, the “Long Term Incentive Plans”), generally made available to executives of State Auto, so long as State

Auto continues to offer that particular Long Term Incentive Plan to executives and on the terms and conditions determined and approved by the STFC Compensation Committee. It is understood and agreed that any particular Long Term Incentive Plan may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(E)	Participation in Retirement Plan and Rights under Other Agreements.

(1)

Executive shall be entitled to participate in the following plans: (a) any State Auto employee stock purchase plan; (b) the State Auto Insurance Companies Employee Retirement Plan, a noncontributory, defined benefit retirement plan, qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (c) the State Auto Insurance Companies Capital Accumulation Plan, a defined contribution plan, qualified under Section 401(k) of the Code; and (d) any successor or similar stock purchase or retirement plans generally made available to employees of State Auto, so long as State Auto continues to offer such plans or similar plans to employees of State Auto. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended, or terminated by State Auto at any time.

(2)

Executive may participate, if selected to do so by the STFC Compensation Committee, in any of State Auto’s nonqualified, unfunded, non-contributory supplemental executive retirement plans, including but not limited to, the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies, the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan and the State Auto Financial Corporation Supplemental Executive Retirement Plan, or any successor or similar retirement plans made available to executives of State Auto, so long as State Auto continues to offer such plans or successor or similar plans to executives of State Auto and on the terms and conditions determined and approved by the STFC Compensation Committee. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended or terminated by State Auto at any time.

(3)

Executive shall be entitled to participate in the Amended and Restated Equity Incentive Compensation Plan or any other equity based compensation plans of State Auto (the “Equity Plans”), generally made available to executives of State Auto. It is understood and agreed that any Equity Plan may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(F)	Fringe Benefits.

In addition to the benefits provided for in Article IV, Executive shall receive and enjoy any and all fringe benefits generally made available to employees of State Auto as described in State Auto’s Employee Reference Guide, in accordance with State Auto’s regular employment policies and practices. In addition, the STFC Compensation Committee and the Boards of Directors of State Auto Financial and State Auto Mutual shall have the authority to grant such additional fringe benefits and perquisites to Executive as each, in its discretion, deems appropriate. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto’s then existing policy regarding the same. It is understood and agreed that any fringe benefits may be amended, suspended or terminated by the STFC Compensation Committee or other authorized entity at any time.

(G)	Participation in Future Compensation, Retirement, and Fringe Benefit Plans.

In addition to the benefits provided for in Article IV, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future generally made available to executives of State Auto.

Article V     Termination.

(A)	Disability.

If during the Employment Term Executive shall be unable to perform substantially his duties hereunder because of illness or other incapacity (referred to hereafter as “Disability”), and such Disability shall persist for a period of at least six months in any 12-month period, State Auto shall thereafter have the right, on not less than 45-days’ written notice to Executive, to terminate Executive’s employment, in which case the date of employment termination shall be not less than the 45th day following the date of written notice. State Auto shall be obligated to pay Executive, upon Executive’s termination of employment, an annual amount equal to 80% of Executive’s then-current Base Salary, less any benefits to which Executive might be entitled under State Auto’s long term disability plan described in State Auto’s Employee Reference Guide that is in effect as of the date of such Employment Termination Date (as defined below). The compensation provided under this Section shall continue for the full period of Disability or until Executive attains age 65, whichever first occurs.

A pro rata share of the compensation to which Executive is entitled pursuant to Article IV Sections (B) and (D) hereof shall be paid pursuant to the terms of any Short Term Incentive Plans and Long Term Incentive Plans (collectively, the “Bonus Plans”), provided the bonus contemplated by any of the Bonus Plans is in fact earned under the terms of such Bonus Plan then in effect for the particular period in which Executive incurs a Disability. Said pro rata share of the bonus due under the LBP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of Executive’s Disability by the denominator of 12. Said pro rata share of any bonus due under the QPB Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar quarter on the date of Executive’s Disability, divided by a denominator of three. The pro-rata share of the payment due under a particular Long Term Incentive Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the Long Term Incentive Plan’s measurement period on the date of Executive’s Disability divided by a denominator equal to the number of whole months in the measurement period applicable to that award. If any bonus due under the Bonus Plans is earned under Article IV Sections (B) and (D), respectively, said sums will be paid to Executive within 75 days following the end of the calendar quarter or calendar year, as the case may be, following the determination by State Auto that the bonus due under the applicable Bonus Plan has in fact been earned pursuant to the terms of each such bonus opportunity, but in any event no later than the December 31 following the 75-day period after such determination calendar quarter or calendar year.

A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive’s incapacity to designate a qualified medical doctor, by Executive’s legal representative. If State Auto and Executive (or his legal representative, as the case may be) fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

In addition to the foregoing disability compensation described in this Article V Section (A), Executive shall continue to receive such health insurance benefits or their equivalent as he and his spouse receive on the Commencement Date, as well as such group life insurance as Executive has in place on his life, as of the date of Disability, pursuant to the terms of such plans as are generally made available to State Auto employees.

(B)	Death.

In the event of Executive’s death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive’s death, State Auto shall continue to pay his then-current Base Salary for a period of 12 full calendar months following the month in which his death occurs.

A pro rata share of the compensation to which Executive is entitled pursuant to Article IV Sections (B) and (D) hereof shall be paid pursuant to the terms of the Bonus Plans, provided the bonus contemplated by any of the Bonus Plans is in fact earned under the terms of such Bonus Plan then in effect for the particular period in which Executive were to die. Said pro rata share of the bonus due under the LBP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of Executive’s death by the denominator of 12. Said pro rata share of any bonus due under the QPB Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar quarter on the date of Executive’s death, divided by a denominator of three. The pro-rata share of the payment due under a particular Long Term Incentive Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the Long Term Incentive Plan’s measurement period on the date of Executive’s death divided by a denominator equal to the number of whole months in the performance period applicable to that award. Executive’s compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached as Exhibit A. If any bonus due under the Bonus Plans is earned under Article IV Sections (B) and (D), respectively, said sums will be paid to the Beneficiary within 75 days following the end of the calendar quarter or calendar year, as the case may be, following the determination by State Auto that the bonus due under the applicable Bonus Plan has in fact been earned pursuant to the terms of each such bonus opportunity, but in any event no later than December 31 following the 75-day period after such determination calendar quarter or calendar year.

In addition to the foregoing, in the event of Executive’s death during his employment hereunder, Executive’s spouse shall be entitled to participate in State Auto’s fringe benefit programs as would the spouse of any other deceased State Auto employee in similar circumstances.

(C)	Voluntary Termination.

Except as provided in the A&R Executive Agreement, in the event Executive voluntarily terminates his employment, including, without limitation, retirement initiated solely by Executive and mandatory retirement at age 65 (as permitted by Section 1625.12 of the ADEA regulations), he shall cease to receive compensation as of the Employment Termination Date, except for any Base Salary accrued and unpaid through the Employment Termination Date and that to which he may then be entitled pursuant to the Bonus Plans. It is understood and agreed that as respects any particular Bonus Plan, Executive is required to be employed by State Auto on the date such amount is paid, such amount to be paid only if he had in fact earned such bonus under the terms of such Bonus Plan.

(D)	Involuntary Termination for Cause.

(1)

In the event that the Boards of Directors of State Auto Mutual and State Auto Financial (collectively, the “Boards”) jointly determine in good faith that Executive’s employment should be terminated for Cause, as defined in subsection (D)(2), below, then Executive shall be entitled: (a) to receive payment of any Base Salary accrued through the Employment Termination Date; and (b) to receive the compensation to which he may be entitled pursuant to the Bonus Plans, as then in effect. If the Boards decide, in good faith, to terminate Executive’s employment as provided in this Section, State Auto will give Executive written notice of its actions and Executive’s employment shall cease on the Employment Termination Date. It is further understood and agreed that should Executive dispute the fact that Cause, as defined herein, exists for such termination, Executive has the right to pursue a claim in Arbitration under Section 13 of the A&R Executive Agreement for such benefits that would otherwise have been due to him under Section (E) of this Article V had he not been terminated for Cause.

(2)

For purposes of this Section D of Article V, it is understood and agreed that “Cause” shall mean the following: (a) the willful and continued failure of Executive to perform Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after a written demand for performance is delivered to Executive by the Boards which specifically identifies the manner in which the Boards believe, in good faith, that Executive has not performed Executive’s duties; (b) the willful engaging by Executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto, as determined by the Boards in good faith; (c) the breach of any provision of Article VII hereof which has a material adverse effect on State Auto, as determined by the Boards in good faith; or (d) the willful failure to comply with any State Auto code of conduct or code of ethics applicable to Executive, as determined by the Boards in good faith. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of State Auto.

(E)	Involuntary Termination without Cause.

In the event that the employment of Executive is terminated for any reason other than death, Disability, voluntary termination of employment by Executive, or for Cause (such reason is hereafter referred to as a “Termination Without Cause”), Executive, or his designated beneficiary, shall be entitled to the lesser of his then current Base Salary for twenty-four months after termination of employment or his then current Base Salary for the number of months until Executive attains age 65. In addition, Executive shall be entitled to receive the average of the annual aggregate bonus under the Short Term Incentive Plans (or its successors) earned by the Executive in each of the two calendar years immediately preceding the calendar year in which the Termination without Cause occurs and the average of the amount earned under the Long Term Incentive Plans in each of the two calendar years immediately preceding the calendar year in which the Termination without Cause occurs. In addition, in this event, Executive shall be entitled: (a) to receive payment of any Base Salary accrued through the date of termination of employment and (b) to receive a pro-rated amount of compensation to which he may be entitled pursuant to the Short Term Incentive Plans and Long Term Incentive Plans, as then in effect, based on the effective date of the termination described in this section (E). Such amounts shall be paid within 75 days following the end of the calendar quarter or calendar year, as the case may be, following the determination by State Auto that the bonus due under the applicable Bonus Plan has in fact been earned pursuant to the terms of each such bonus opportunity, but in any event no later than the December 31 following the 75-day period after such determination calendar quarter or calendar year.

(F)	Change of Control.

In the event that State Auto shall undergo a Change of Control, as defined in the A&R Executive Agreement, and if Executive then becomes entitled to receive the Severance Benefits, as defined in and payable under the A&R Executive Agreement, all rights and privileges under this Agreement shall automatically terminate, except for any Base Salary accrued and unpaid through the Employment Termination Date. The parties understand and agree that the terms and conditions of the A&R Executive Agreement are intended to apply only in the event of a Change of Control (as defined in the A&R Executive Agreement), and in the absence of any such Change of Control, the terms and provisions of this Agreement shall govern and apply exclusively with respect to Executive’s employment by State Auto.

(G)	Mitigation.

In the event that Executive voluntarily terminates his employment, as set forth in Article V Section (C) herein, or Executive’s employment is Terminated Without Cause, as set forth in Article V Section (E) herein, or Executive’s employment is terminated pursuant to a Change of Control, as set forth in Article V Section (F) herein, Executive shall have no duty to mitigate his damages by seeking other employment, and State Auto shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.

(H)	Specified Employee Delay.

In the event Executive is a “specified employee” as defined in Section 409A of the Code, any payments under this Agreement due to a separation from service and subject to Section 409A of the Code shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of Executive). Payments to which a “specified employee” would otherwise be entitled during the first six months following the date of separation shall be accumulated and paid as of the first date of the seventh month following the date of separation from service.

(I)	Date of Employment Termination.

For purposes of this Agreement, the “Employment Termination Date” shall mean: (a) with respect to termination of employment due to a Disability, the 45th day following the date written notice is given to Executive of State Auto’s intention to terminate his employment due to a Disability; (b) with respect to death, the date of Executive’s death; (c) with respect to a voluntary termination of employment, the date such voluntary termination becomes effective; (d) with respect to a termination of employment for Cause, the 30th day following the date written notice is given to Executive of State Auto’s termination of his employment for Cause; or (e) with respect to a Termination Without Cause, the date such Termination Without Cause becomes effective.

Article VI     Executive’s Rights Under Certain Plans.

Notwithstanding anything contained herein, State Auto agrees that the benefits provided to Executive herein are in addition to any rights and privileges to which Executive may be entitled as an employee of State Auto under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto.

Article VII     Confidential Information; Noncompetition Agreement.

(A)	Confidential Information.

Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of his employment with State Auto, all documents, records, notebooks, and similar repositories (including electronic formats) containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with State Auto. For purposes of this Article VII, “Confidential Information” means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto’s services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of State Auto. Executive further agrees that the obligation to maintain confidentiality created by this Article VII shall continue in effect for the duration of this Agreement and for three years following the termination of Executive’s employment with State Auto, but that thereafter this obligation shall expire.

(B)	Devotion of Time to Performance of Duties.

Executive further agrees that during the Employment Term he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which State Auto is or may become engaged. Notwithstanding the foregoing, Executive shall be allotted reasonable time for personal appointments unrelated to the performance of his duties for State Auto. Executive may serve on the board of directors of a public company subject to the approval of the State Auto Mutual Nominating and Governance Committee and subject to the applicable provisions of the State Auto Mutual Board of Directors Corporate Governance Guidelines, the State Auto Code of Business Conduct and/or any other applicable State Auto policy. Executive may serve on the board of directors of other organizations, including civic and charitable organizations, subject to the provisions of the State Auto Code of Business Conduct and/or any other applicable State Auto policy.

(C)	Noncompetition Agreement.

(1)

For a period of two years following the Employment Termination Date (the “Noncompetition Period”), Executive agrees that he shall not, directly or indirectly, engage in the property and casualty insurance underwriting business as conducted by State Auto as of the Employment Termination Date in any state that State Auto conducts its property and casualty insurance business as of the Employment Termination Date. However, except as provided in the next sentence, the foregoing shall not prohibit Executive from being employed by, or providing services to: (i) a company primarily engaged in the business of reinsurance, determined as of the end of the immediately preceding calendar year, (ii) a Small Insurer (as defined below) or (iii) a Non-P&C Insurer (as defined below) during the Noncompetition Period. For purposes of this Agreement: (a) “Small Insurer” shall mean an insurance holding company system in which the aggregate direct written premiums of all property and casualty insurers included in that insurance holding company system is $400 million or less as of the end of the immediately preceding calendar year; and (b) “Non-P&C Insurer” shall mean an insurance holding company system in which the aggregate direct written premiums of all insurers included in that insurance holding company system (the “Aggregate Premiums”) is greater than $5.0 billion and the aggregate direct written premiums for personal lines and standard commercial lines insurance is less than 50% of the Aggregate Premiums, in each case as of the end of the immediately preceding calendar year.

(2)

Nothing in this Section (C) shall be construed to prohibit Executive from owning, directly or indirectly, less than 5% of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

(3)

For purposes of this Agreement, the term “directly or indirectly” shall mean on Executive’s own behalf, or as an officer, director, shareholder, member, partner, owner, agent, consultant, advisor, coach, or employee of any corporation, partnership, limited liability company or other entity.

(4)

During the Noncompetition Period, Executive agrees that he will not, directly or indirectly, solicit, recruit, approach, counsel or attempt to induce any person who is then in the employ of State Auto to leave the employ of State Auto, or employ or attempt to employee any such person.

(5)

The Noncompetition Period shall be tolled (i.e., temporarily suspended) during the period of any violation or attempted violation of this Section by Executive. State Auto shall provide written notice to Executive of any tolling of the Noncompetition Period.

(6)

Executive understands that this Section is an essential element of this Agreement and that State Auto would not have entered into this Agreement without this Section being included in it. Executive acknowledges that this Section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this Section, Executive specifically acknowledges and agrees that State Auto’s remedy at law will be inadequate, that State Auto and its businesses and business relationships will suffer irreparable injury and, therefore, State Auto shall be entitled to injunctive relief upon such breach in addition to any other remedy to which it may be entitled, either in law or in equity, without the necessity of proof of actual damage. If any of the provisions of this Section shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.

(7)

During the Noncompetition Period, Executive shall refrain from making any statements, written or oral, in respect of State Auto or any of its affiliates, directors and officers, or any business or services engaged in or performed by State Auto, which would tend to detract from State Auto’s reputation, except that nothing in this Section shall prevent either party from making any disclosures to professionals retained by either party or that may be required by law, regulation or legal process.

(D)	Forfeiture Events.

The Boards may, in their discretion, require that all or any portion of the termination benefits provided under Article IV Sections (A) through (E) (the “Termination Benefits”) are subject to an obligation of repayment to State Auto upon: (i) the violation of the non-competition and/or confidentiality covenants applicable to the Executive, as described in Sections (A) and (C) above; (ii) a financial restatement where (1) the amount of Executive’s Termination Benefits were calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (2) Executive engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (3) the amount of Executive’s Termination Benefits would have been lower than the amount actually awarded to such Executive had the financial results been properly reported; or (iii) Executive has engaged in any wrongful conduct during the employment term which has a material adverse effect on State Auto as determined by the Boards, in good faith. This Section (D) shall not be State Auto’s exclusive remedy with respect to such matters.

Article VIII     Successors.

(A)	As to State Auto.

This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of State Auto Financial or all or substantially all of its assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of State Auto Financial or State Auto Mutual.

(B)	As to Executive.

This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.

Article IX     COBRA Continuation Coverage.

Notwithstanding any provision of this Agreement to the contrary, in the event of any “qualifying event,” as defined in Section 4980B(f) of Code, Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Section 4980B(f) of the Code. The foregoing is intended as a statement of Executive’s continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.

Article X     Indemnification.

State Auto, as provided for in its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and its Indemnification Agreement with Executive, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

Article XI     General Provisions.

(A)	Entire Agreement.

This Agreement, together with the A&R Executive Agreement, contains the entire agreement of the parties hereto with respect to the employment of Executive by State Auto, and completely supersedes any prior verbal or written employment agreements, executive agreements or arrangements between the parties hereto. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto. The parties also agree that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

(B)	Applicable Law.

This Agreement shall be governed in all respects by the laws of the State of Ohio, without giving effect to any of its conflict of law provisions.

(C)	Notices.

All notices under this Agreement shall be in writing and will be duly given if sent by registered or certified mail to the respective parties to the addresses set forth below or such other addresses as the parties may hereafter designate in writing for such purpose:

(1)	If to either State Auto Financial, State Auto P&C or State Auto Mutual, to 518 East Broad Street, Columbus, Ohio 43215, Attention: Corporate Secretary; and

(2)	If to Executive, to the address set forth in the attached Exhibit A.

(D)	Assignment.

Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of State Auto Mutual and State Auto Financial.

(E)	Capacity.

1.

State Auto Financial, State Auto P&C and State Auto Mutual represent and warrant to Executive that they have the capacity and right to enter into this Agreement and perform all of their obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

2.	Executive represents and warrants to State Auto Financial, State Auto P&C and State Auto Mutual that he has the capacity and right to enter into this Agreement and perform all of his services and other obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

(F)	Waiver.

The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party’s rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.

(G)	Rights and Remedies Cumulative.

All rights and remedies of the parties hereunder are cumulative.

(H)	Divisibility.

The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

(I)	Captions and Titles.

Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.

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STATE AUTO FINANCIAL CORPORATION

By	/s/ Robert P. Restrepo, Jr.	/s/ Mark A. Blackburn
	Robert P. Restrepo, Jr., Chairman,	MARK A. BLACKBURN
President and Chief Executive Officer

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman,
President and Chief Executive Officer

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman,
President and Chief Executive Officer